Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2019 Financial Results

EXTON, Pa.—(BUSINESS WIRE)—Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (ISSC) today announced its financial results for the third quarter of fiscal 2019, ended June 30, 2019.

For the third quarter of fiscal 2019, the Company reported net sales of $4.6 million, an increase of 35% as compared to net sales of $3.4 million in the third quarter a year ago. The Company reported third quarter net income of $511,000, or $0.03 per share, compared to a net loss of $1.0 million, or ($0.06) per share in the third quarter of fiscal 2018. Revenues are also up sequentially from $4.2 million in the second quarter of fiscal 2019.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “Third quarter results for revenues, net income and cash flow, continue to reflect the steady improvement seen over the course of this fiscal year.  In addition, during the quarter we received the first and only Federal Aviation Administration (FAA) Supplemental Type Certification (STC) for its patented ThrustSense® Autothrottle for retrofit in the King Air, a dual turbo prop aircraft. This STC serves as the foundation for additional STCs that we believe will open significant market opportunity.”

At June 30, 2019, the Company had $22.6 million of cash on hand, an increase as net cash flows from operating activities were in excess of $1.3 million for the quarter. New orders in the third quarter of fiscal 2019 were approximately $3.9 million, and backlog as of June 30, 2019, was $4.6 million. Backlog excludes potential future sole-source production orders from the Pilatus PC-24 and the KC-46A programs, both of which are currently in production. The Company expects both programs to remain in production for multiple years and that these contracts will add to production sales already in backlog.

Nine Months Results

Total sales for the nine months ended June 30, 2019, were $12.8 million compared to $10.2 million for the nine months ended June 30, 2018. For the nine months ended June 30, 2019, the Company reported net income of $0.9 million, or $0.05 per share, a significant improvement from a net loss of $3.2 million, or ($0.19) per share for the first nine months of fiscal 2018.

Conference Call

The Company will be hosting a conference call on Thursday, August 8, 2019, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company website at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS) and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	June 30,	September 30,
	2019	2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$22,563,411	$20,390,713
Accounts receivable	1,441,827	3,449,893
Contract asset	30,170	—
Inventories	4,445,184	4,280,108
Prepaid expenses and other current assets	576,842	544,234

Total current assets	29,057,434	28,664,948

Property and equipment, net	8,541,798	8,786,737
Other assets	160,157	181,993

Total assets	$37,759,389	$37,633,678

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$823,137	$1,529,792
Accrued expenses	1,412,579	1,463,021
Contract liability	183,011	356,801

Total current liabilities	2,418,727	3,349,614

Non-current deferred income taxes	129,627	129,594

Total liabilities	2,548,354	3,479,208

Commitments and contingencies (See Note 6)

Shareholders’ equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2019 and September 30, 2018	$—	$—

Common stock, $.001 par value: 75,000,000 shares authorized, 19,005,487 and 18,937,050 issued at June 30, 2019 and September 30, 2018, respectively	19,006	18,937

Additional paid-in capital	51,987,096	51,783,779
Retained earnings	4,573,470	3,720,291
Treasury stock, at cost, 2,096,451 shares at June 30, 2019 and September 30, 2018	(21,368,537)	(21,368,537)

Total shareholders’ equity	35,211,035	34,154,470

Total liabilities and shareholders’ equity	$37,759,389	$37,633,678

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2019	2018	2019	2018

Net Sales	4,589,824	3,389,663	12,770,601	10,204,851

Cost of sales	2,064,617	1,806,980	5,733,385	5,482,596

Gross profit	2,525,207	1,582,683	7,037,216	4,722,255

Operating expenses:
Research and development	722,525	1,028,271	1,967,379	2,983,614
Selling, general and administrative	1,416,053	1,626,640	4,414,126	5,005,941
Total operating expenses	2,138,578	2,654,911	6,381,505	7,989,555

Operating income (loss)	386,629	(1,072,228)	655,711	(3,267,300)

Interest income	99,916	15,164	147,948	36,469
Other income	24,714	16,128	57,314	53,224
Income (loss) before income taxes	511,259	(1,040,936)	860,973	(3,177,607)

Income tax expense	—	101	7,794	61,920

Net income (loss)	$511,259	$(1,041,037)	$853,179	$(3,239,527)

Net income (loss) per common share:
Basic	$0.03	$(0.06)	$0.05	$(0.19)
Diluted	$0.03	$(0.06)	$0.05	$(0.19)

Weighted average shares outstanding:
Basic	16,880,341	16,816,838	16,860,503	16,800,070
Diluted	16,978,643	16,816,838	16,898,321	16,800,070